As filed with the Securities and Exchange Commission on December 22, 2004

Registration No. 333-72444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

To

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CALIFORNIA PIZZA KITCHEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-4040623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6053 West Century Boulevard 11th Floor Los Angeles, California	90045-6430
(Address of principal executive offices)	(Zip Code)

1998 Stock-Based Incentive Compensation Plan

(Full title of the plan)

RICHARD L. ROSENFIELD	Copy to:
Co-Chief Executive Officer, Co-President	ANNA M. GRAVES
and Co-Chairman of the Board	Pillsbury Winthrop LLP
California Pizza Kitchen, Inc.	725 South Figueroa Street
6053 West Century Boulevard	Suite 2800
11th Floor	Los Angeles, California 90017
Los Angeles, California 90045-6430	(213) 488-7100
(310) 342-5000
(Name, address and telephone number of agent for service)

Post-Effective Amendment No. 1 to Form S-8

Explanatory Note

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the reincorporation of California Pizza Kitchen, Inc., a California corporation (“CPK”), as a Delaware corporation. The reincorporation was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among California Pizza Kitchen, Inc., a Delaware corporation (the “Registrant”), and CPK. The Merger Agreement provides for, among other things, the merger of CPK with and into the Registrant, CPK’s wholly owned subsidiary (the “Merger”). The Merger Agreement was approved by the shareholders of CPK at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was held on July 28, 2004.

As a result of the Merger, which was consummated on even date herewith: (i) each share of common stock, par value $.01 per share, of CPK issued and outstanding was converted into a share of common stock of the Registrant; (ii) each option and stock purchase right to acquire shares of CPK was converted into and became an equivalent option and stock purchase right to acquire an equal number of shares of the Registrant’s common stock; and (iii) the exercise or conversion price per share under each option and stock purchase right remained equal to the exercise or conversion price per share immediately prior to the Merger. Immediately prior to the consummation of the Merger, the Registrant had nominal assets and liabilities.

In accordance with Rule 414 under the Securities Act, the Registrant, as successor issuer to CPK, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Exchange Act. The CPK 1998 Stock-Based Incentive Compensation Plan to which this Registration Statement relates shall be known as the California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan.

The applicable registration fees were paid at the time of the original filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by California Pizza Kitchen, Inc. (File No. 000-31149) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) Our Annual Report on Form 10-K for the year ended December 28, 2003, filed on March 12, 2004, as amended by Form 10-K/A filed on April 26, 2004 and Form 10-K/A (Amendment No. 2) filed on May 14, 2004;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 28, 2004, filed on May 7, 2004;

(c) Our Quarterly Report on Form 10-Q for the quarter ended June 27, 2004, filed on August 6, 2004;

(d) Our Quarterly Report on Form 10-Q for the quarter ended September 26, 2004, filed on November 4, 2004;

(e) Our Current Report on Form 8-K, filed on August 17, 2004;

(f) Our Current Report on Form 8-K, filed on September 22, 2004;

(g) Our Current Report on Form 8-K, filed on September 24, 2004;

(h) Our Current Report on Form 8-K, filed on October 1, 2004; and

(i) The description of our common stock contained in our registration statement on Form 8-A, filed on July 25, 2000, and Form 8-A/A (Amendment No. 1), filed on even date herewith, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that these provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders or otherwise.

Article Sixth and Article Seventh of the Registrant’s Certificate of Incorporation (the “Certificate”) provide that the liability of officers and directors of the Registrant shall be eliminated or limited to the fullest extent authorized or permitted by the DGCL. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to the company. These provisions also do not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Article VIII of the Registrant’s Bylaws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Article VIII of the Registrant’s Bylaws further provides that in the event a director or officer has to bring suit against the Registrant for indemnification and is successful, the Registrant will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer against any liability asserted against such officer or director and incurred by such officer or director in such capacity, whether or not the Registrant would have the power to indemnify such director or officer against such expense or liability the DGCL.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
2.1(A)	Agreement and Plan of Merger between California Pizza Kitchen, Inc., a California corporation, and California Pizza Kitchen, Inc., a Delaware corporation.

4.1(A)	Certificate of Incorporation of California Pizza Kitchen, Inc., a Delaware corporation

4.2(A)	Specimen Common Stock Certificate of California Pizza Kitchen, Inc., a Delaware corporation.

5.1	Opinion of Pillsbury Winthrop LLP as to the legality of the Common Stock being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

99.1(B)	California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan adopted February 5, 1998, as amended on July 21, 1998 and November 2, 1999 and forms of stock option agreement thereunder.

99.2(C)	Third and Fourth Amendments to California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan dated as of July 28, 2000 and May 1, 2001.

99.3(D)	Fifth Amendment to California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan dated as of May 7, 2003.

(A)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on even date herewith.
(B)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-37778).
(C)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed April 1, 2001.
(D)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-112365).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 22nd day of December, 2004.

CALIFORNIA PIZZA KITCHEN, INC.

By	/s/ RICHARD L. ROSENFIELD
Richard L. Rosenfield
Co-Chief Executive Officer, Co-President and Co-Chairman of the Board
(Co-Principal Executive Officer)

By	/s/ LARRY S. FLAX
Larry S. Flax
Co-Chief Executive Officer, Co-President and Co-Chairman of the Board
(Co-Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Rosenfield and Larry S. Flax and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICHARD L. ROSENFIELD Richard L. Rosenfield	Co-Chief Executive Officer, Co-President and Co-Chairman of the Board (Co-Principal Executive Officer)	December 22, 2004

/s/ LARRY S. FLAX Larry S. Flax	Co-Chief Executive Officer, Co-President and Co-Chairman of the Board (Co- Principal Executive Officer)	December 22, 2004

/s/ SUSAN M. COLLYNS Susan M. Collyns	Chief Financial Officer and Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	December 22, 2004

Name	Title	Date

/s/ WILLIAM C. BAKER William C. Baker	Director	December 22, 2004

/s/ RICK J. CARUSO Rick J. Caruso	Director	December 22, 2004

/s/ HENRY GLUCK Henry Gluck	Director	December 22, 2004

/s/ CHARLES G. PHILLIPS Charles G. Phillips	Director	December 22, 2004

/s/ DICK POLADIAN Dick Poladian	Director	December 22, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
2.1(A)	Agreement and Plan of Merger between California Pizza Kitchen, Inc., a California corporation, and California Pizza Kitchen, Inc., a Delaware corporation.

4.1(A)	Certificate of Incorporation of California Pizza Kitchen, Inc., a Delaware corporation

4.2(A)	Specimen Common Stock Certificate of California Pizza Kitchen, Inc., a Delaware corporation.

5.1	Opinion of Pillsbury Winthrop LLP as to the legality of the Common Stock being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

99.1(B)	California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan adopted February 5, 1998, as amended on July 21, 1998 and November 2, 1999 and forms of stock option agreement thereunder.

99.2(C)	Third and Fourth Amendments to California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan dated as of July 28, 2000 and May 1, 2001.

99.3(D)	Fifth Amendment to California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan dated as of May 7, 2003.

(A)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on even date herewith.
(B)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-37778).
(C)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed April 1, 2001.
(D)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-112365).